Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 10, 2013 with respect to the consolidated financial statements of American Realty Capital Healthcare Trust II, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of December 31, 2012 and for the period from October 15, 2012 (date of inception) to December 31, 2012 contained in the Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 4, 2013